QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.38

SEPARATION AGREEMENT AND RELEASE

        This Separation Agreement and Release ("Agreement") is entered into by and between QRS Corporation, its officers, directors, employees, representatives, agents, attorneys, investors, shareholders, administrators, affiliates, predecessor and successor corporations and assigns (the "Company"), and Hunting & Killough and James Killough, his/and their heirs, executors, representatives, officers, directors, agents and assigns ("Consultant").

        WHEREAS, Consultant was performing services for the Company;

        WHEREAS, the Consultant's consulting relationship with the Company terminated on the date set forth herein;

        NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Consultant (collectively referred to as the "Parties") hereby agree as follows:

        1.    Termination.    The Company and Consultant acknowledge and agree that Consultant's consulting relationship with the Company terminated effective December 31,2001, (the "Termination Date"); however, except as expressly requested in writing by the Chief Executive Officer of the Company, Consultant and the Company agreed that Consultant would not perform any services for the Company after October 31, 2001.

        2.    Consideration.    In consideration for the release of claims set forth below and other obligations under this Agreement, the Company and Consultant agree as follows: On the Effective Date, (a) the Company will pay Consultant the sum of $23,920.18, which sum is comprised of Consultant's monthly consulting payments for October, November and December 2001 and amounts owed to Consultant for expenses, less the unpaid principal and interest on the Promissory Note dated March 22, 2001 in the amount of$25,601.23, and less overpayment of expenses in the amount of $2,616.52; (b) Consultant acknowledges that the Company has paid the rent for the month of November 2001 for Consultant's rented apartment; and (c) Consultant acknowledges that the Company has paid the furniture rental expense for Consultant's rented furniture for the months of November and December 2001, it being understood and agreed that Consultant is responsible for returning all furniture and for any further expense or charges related to the apartment or furniture rental except as expressly provided for herein. Consultant acknowledges and agrees that upon payment of the foregoing $23,920.18 sum, he will have been reimbursed by the Company for all reasonable business expenses incurred in connection with his consulting work for the Company and that he understands and agrees that he has not incurred and will not be reimbursed by the Company for any other business expenses.

        3.    Stock Option.    The stock options granted to Consultant to purchase shares of the Company's stock shall continue to vest in accordance with the terms of the stock option plan and agreement through the Termination Date as shown on Schedule A, attached hereto. Consultant agrees that no option shares shall vest after the Termination Date. The exercise period for vested options will be extended for a period of ninety (90) days, or until June 30, 2002, on the condition that this Agreement is signed within seven (7) days from the date it is provided to Consultant's attorney; all other terms of the stock option agreement remain in full force and effect.

        4.    Restricted Stock.    Consultant acknowledges that he had executed the Rule 144(k) Representation Letter, a copy of which is attached as Exhibit B hereto, upon execution of this Agreement; the Company agrees that it will promptly thereafter instruct its transfer agent to remove the restrictive legend referring to the Securities Act of 1934 from Consultant's securities.

        5.    Release of Claims by Consultant.    In consideration for the obligations of both Parties under this Agreement, Consultant hereby fully and forever releases the Company from any claim, duty, obligation or cause of action ("Claim") relating to any matters of any kind, whether known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation:

          (a)  any and all Claims relating to or arising from Consultant's consulting relationship with the Company and termination of that relationship;

          (b)  any and all Claims relating to, or arising from, Consultant's right to purchase, or actual purchase of shares of stock of the Company;

          (c)  any and all Claims for wrongful discharge of employment; breach of contract, both express and implied; breach of the covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage and defamation;

          (d)  any and all Claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, and the California Fair Employment and Housing Act;

          (e)  any and all Claims arising out of any other laws and regulations relating to employment or employment discrimination; and

          (f)    any and all Claims for attorney's fees and costs.

Consultant agrees that the release set forth in the section shall be and will remain in effect in all respects as a complete and general release as to the matters released. This release does not extend to any obligations incurred under this Agreement nor does it abrogate the rights of Consultant, if any, pursuant to California Labor Code Section 2802. To the extent Consultant was considered an officer during the term of his consulting agreement, nothing contained in this Agreement shall alter or affect Consultant's right to insurance coverage under any applicable directors and officers policy or any other insurance policy maintained by QRS Corporation. In addition, this release does not abrogate any rights of Consultant pursuant to that certain Agreement and Plan of Merger among QRS Corporation, WS Acquisition Corp., and Image Info. Inc dated as of January 16, 2000 (the "Merger Agreement").

        6.    Release of Claims by the Company.    In consideration of the obligations of both Parties under this Agreement, and except as to any Claims for indemnity of the Company relating to the Merger Agreement (as defined in Paragraph 5 above), or any other Claims for indemnity of the Company, the Company hereby fully and forever releases Consultant from any Claim relating to any matters of any kind, whether known or unknown, suspected or unsuspected, that the Company may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation:

          (a)  any claims relating to Consultant's consulting relationship with the Company and the termination of that relationship;

          (b)  any and all claims relating to or arising from Consultant's right to purchase or actual purchase of shares of stock of the Company;

          (c)  any and all claims for breach of contract, both express and implied; breach of the covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage and defamation;

          (d)  any and all claims for violation of any federal, state or municipal statute; and

          (e)  any and all claims for attorney's fees and costs;

The Company agrees that the release set forth in this section shall be and will remain in effect in all respects as a complete and general release as to the matters released.

        7.    Civil Code Section 1542.    Consultant and the Company and each represents that he/it is not aware of any claim other than the Claims that are released by this Agreement. Consultant and the Company acknowledges that he/it is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

    A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

        Consultant, and the Company, each being aware of such code section, agrees to waive any rights he/it may have thereunder, as well as under any other statute or common law principles of similar effect.

        8.    Confidentiality.    Consultant and the Company agree to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as "Settlement Information"). Consultant and the Company agree not to disclose, directly or indirectly, any Settlement Information, other than to their respective attorneys, accountants and in the case of Consultant, Consultant's spouse.

        9.    Nondisclosure of Confidential and Proprietary Information and Non-Solicitation.    Consultant agrees that he shall continue to maintain the confidentiality of all confidential and propriety information of the Company. Consultant agrees that at all times hereafter, in accordance with applicable state and federal law, Consultant shall not divulge, furnish or make available to any party any confidential information, trade secrets, patents, patent applications, price decisions or determinations, inventions, customers, proprietary information or other intellectual property rights of the Company, until after such time as such information has become publicly known otherwise than by act of collusion of Consultant. Consultant further agrees that for a twelve month period commencing on the Termination Date, he will not solicit, recruit, or induce any employee of QRS Corporation to terminate or alter his employment or consulting relationship with the QRS Corporation. Consultant further acknowledges and agrees that he has returned all the Company's property and confidential and proprietary information in his possession to the Company as of the Termination Date. The Parties agree that all materials relating to operational transformations and case histories that were developed by Consultant prior to his consultancy with QRS Corporation are the property of Consultant but may be used and may continue to be used by the Company without further obligation for payment therefor by the Company to Consultant.

        10.    Indemnification by Consultant.    Consultant agrees to indemnify and hold the Company harmless from any and all tax liability, interest, penalties, reasonable attorneys fees, costs or other assessments incurred by the Company as a result of any payments made to Consultant pursuant to the consulting relationship between Consultant and the Company.

        11.    Breach of this Agreement.    Consultant acknowledges that breach of the confidential and proprietary information provision contained in Section 9 of this Agreement would cause the Company to sustain irreparable harm from such breach, and, therefore, Consultant agrees that in addition to any other remedies which the Company may have for any breach of this Agreement or otherwise, including termination of the Company's obligations to provide benefits to Consultant as described in Sections 2 and 3 of this Agreement, the Company shall be entitled to obtain equitable relief, including specific performance and injunctions, restraining Consultant from committing or continuing any such violation of this Agreement.

        12.    Non-Disparagement.    Consultant agrees to refrain from any disparagement, defamation, slander or tortious interference with the contracts and relationships of the Company. The Company agrees to refrain from any disparagement, defamation, slander, or tortious interference with the contracts and relationships of Consultant.

        13.    Authority.    The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Consultant represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

        14.    No Representations.    Each Party represents that it has carefully read and understands the scope and effect of the provisions of this Agreement. Neither Party has relied upon any representations or statements made by the other Party which are not specifically set forth in this Agreement.

        15.    Costs.    The Parties shall each bear their own costs, attorneys' fees and other fees incurred in connection with this Agreement.

        16.    Severability.    In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

        17.    Arbitration.    The Parties shall attempt to settle all disputes arising in connection with this Agreement through good faith consultation. In the event no agreement can be reached on such dispute within fifteen (15) days after notification in writing by either Party to the other concerning such dispute, the dispute shall be settled by binding arbitration to be conducted in San Francisco, California before the American Arbitration Association under its National Employment Dispute Resolution Rules, or by a judge to be mutually agreed upon. The arbitration decision shall be final, conclusive and binding on both Parties and any arbitration award or decision may be entered in any court having jurisdiction. The Parties agree that the prevailing Party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties further agree that the prevailing Party in any such proceeding shall be awarded reasonable attorneys' fees and costs. The Parties hereby waive any rights they may have to trial by jury in regard to claims arising out of this Agreement or the enforcement of this Agreement.

        18.    Entire Agreement.    This Agreement represents the entire agreement and understanding between the Company and Consultant concerning Consultant's separation from the Company and supersedes and replaces any and all prior agreements and understandings concerning Consultant's relationship with the Company and his compensation by the Company.

        19.    No Oral Modification.    This Agreement may only be amended in writing signed by Consultant and the Company.

        20.    Governing Law.    This Agreement shall be governed by the laws of the State of California without reference to its conflict of laws provisions.

        21.    Effective Date.    This Agreement shall be effective on the eighth day after it has been signed by the Consultant and the Consultant has not revoked the Agreement as provided in Section 24 hereinbelow.

        22.    Counterparts.    This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

        23.    Assignment.    This Agreement may not be assigned by Consultant or the Company without the prior written consent of the other Party. Notwithstanding the foregoing, this Agreement may be assigned by the Company to a corporation controlling, controlled by or under common control with the Company without the consent of Consultant.

        24.    Ackowledgment of Waiver of Claims under ADEA.    Consultant acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. Consultant further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has up to twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following the execution of this Agreement to revoke the Agreement (the "Revocation Period"); and (d) this Agreement shall not be effective until the Revocation Period has expired. Notice of revocation shall be made in writing by delivery to the Chief Executive Officer of the Company within the seven day period provided for herein.

        25.    Voluntary Execution of Agreement.    Consultant agrees that he is executing this Agreement voluntarily and without any duress or undue influence, with the full intent of releasing all claims. Consultant acknowledges that:

          (a)  He has read this Agreement;

          (b)  He has been advised by this writing to consult with legal counsel of his own choice or has voluntarily declined to seek such counsel;

          (c)  He understands the terms and consequences of this Agreement and of the releases it contains; and

          (d)  He is fully aware of the legal and binding effect of this Agreement.

        IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

QRS Corporation
By:	/s/ JACK C. PARSONS, JR.
Title:	SVP & CFO
Dated:	June 7, 2002
/s/ JAMES KILLOUGH James Killough
Dated:	30 May, 2002
Hunting and Killough
/s/ JAMES KILLOUGH, CEO
Dated:	30 May, 2002

EXHIBIT A

QRS Corporation
Stock Option Plan

CONFIDENTIAL

J. Killough as of 12-31-2001

	Option Strike Price	Date of Issue	Date of Expiration	Total Shares Granted	Exercised	Vested	Cancelled	Outstanding	Vesting Period Description
1	$96.000000	02/01/2000	01/31/2010	1,000	0	1,000	0	1,000	Six equal monthly installments upon completion of each month of service over the six month period measured from the original grant date
2	$29.938000	05/01/2000	04/30/2010	2,250	0	2,250	0	2,250	Nine successive equal monthly installments upon completion of each month of service over the nine month period measured from the grant date
3	$11.875000	01/26/2001	01/25/2011	10,000	0	9,167	833	9,167	One-twelfth upon completion of each month of service measured from grant date
4	$9.280000	05/16/2001	05/15/2011	40,000	0	8,000	32,000	8,000	Forty equal monthly installments upon signing (the consulting agreement) by the consultant

				53,250	0	20,417	32,833	20,417

Killough Option detail (5-23-2002)

EXHIBIT B

Rule 144(k) Representation Letter
April 9th, 2002

QRS Corporation
1400 Marina Way South
Richmond, CA 94804

        Re: Removal of Legend Under Rule 144(k)

Ladies and Gentlemen:

        In connection with my request that you authorize the removal of legends reflecting restrictions imposed under the Securities Act of 1933, as amended (the "Act"), which legends have been placed on the stock certificate(s) listed on Exhibit A hereto, representing shares of the Common Stock (the "Stock") of QRS Corporation (the "Company"), I hereby certify as follows:

        1.    As of the date of this letter, I have been the beneficial owner of the Stock (including, if applicable, any Preferred Stock that was converted into all of part of the Stock) for a period of at least two years as determined under SEC Rule 144(d) under the Act, and the full purchase price for the Stock (including, if applicable, any Preferred Stock that was converted into all or part of the Stock) was paid in cash at least two years prior to the date of this letter;

        2.    During the foregoing two-year period, I have not had a short position in, or any put or other option to dispose of, the Stock or any part thereof (including, if applicable, any Preferred Stock that was converted into all or part of the Stock), any other shares of the Company's Common Stock or any securities convertible into such Common Stock;

        3.    I am not an "affiliate" of the Company as defined by Rule 144(a)(1) of the Act and have not been such an affiliate at any time during the past three months. I am aware that an affiliate is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company; and

        4.    You and your counsel may rely on the representations contained herein in authorizing the issuance of unlegended stock certificates representing the Stock.

James Killough III (Name of Stockholder—Please Print)
/s/ JAMES KILLOUGH III (Authorized Signature)

Exhibit A

Stock Certificate No.	Title or Class of Stock	No. of Shares*
	Common Stock, par value $.001	7005

        Please indicate the number of shares represented by the certificate in question.

QuickLinks

SEPARATION AGREEMENT AND RELEASE
EXHIBIT A
EXHIBIT B